REPORT OF INDEPENDENT ACCOUNTANTS
                         ON INTERNAL CONTROL


To the Board of Trustees of
The Simms Funds

In planning and performing our audits of the financial statements and financial highlights of the U.S. Equity Fund, the International Equity Fund and the Global Equity Fund (constituting The Simms Funds, hereafter referred to as the "Funds") for the periods from December 11, 1998 (commencement of operations) to June 30, 1999 for the U.S. Equity Fund and the International Equity Fund, and from December 18, 1998 (commencement of operations) to June 30, 1999 for the Global Equity Fund, we considered the Funds' internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including control activities for safeguarding securities, that we consider to be ma erial weaknesses as defined above as of June 30, 1999.

This report is intended solely for the information and use of management and the Board of Trustees of The Simms Funds and the Securities and Exchange Commission.




July 30, 1999